EXHIBIT 23.2
                                                                    ------------


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of AOL Time Warner Inc. ("AOL Time Warner") for the registration of the resale of AOL Time Warner common stock, par value $0.01 per share, by the selling stockholder named therein, and to the incorporation by reference therein of our report dated January 30, 2002, with respect to the financial statements and schedule of Time Warner Telecom Inc. as of and for the year ended, December 31, 2001, incorporated by reference in AOL Time Warner's Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Amendment No. 3 on Form 10-K/A, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP


Denver, Colorado
February 5, 2003